                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No.) *

                                  K Swiss, Inc.
                                (Name of Issuer)

                     Common Stock, $1.00 par value per share
                         (Title of Class of Securities)

                                    482686102
                                 (CUSIP Number)

                       (Holdings as of December 31, 2009)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 482686102
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MetLife Advisers, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)[_]
     (b)[_]

     Not Applicable
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
NUMBER OF      5.   Sole Voting Power: None
SHARES
BENEFICIALLY   6.   Shared Voting Power: 2,967,430*
OWNED BY
EACH           7.   Sole Dispositive Power: 0
REPORTING
PERSON         8.   Shared Dispositive Power: 2,967,430*
WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,967,430*
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.96%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IA
--------------------------------------------------------------------------------

* Note 1: MetLife Advisers, LLC, ("MLA") an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, serves as investment manager of each series of Met Investors Series Trust (the "Trust"), an investment company registered under the Investment Company Act of 1940. In its role as investment manager of the Trust, MLA has contracted with certain sub-advisers to make the day-to-day investment decisions investment for the certain series of the Trust.

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Met Investors Series Trust
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)[_]
     (b)[_]

     Not Applicable
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
NUMBER OF      5.   Sole Voting Power: None
SHARES
BENEFICIALLY   6.   Shared Voting Power: 2,967,430
OWNED BY
EACH           7.   Sole Dispositive Power: 0
REPORTING
PERSON         8.   Shared Dispositive Power: 2,967,430
WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,967,430 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.96%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IV
--------------------------------------------------------------------------------

ITEM 1(A) Name of Issuer:

          K Swiss Inc.

ITEM 1(B) Address of Issuer's Principal Executive Offices:

          31248 Oak Crest Drive
          Westlake Village, CA 91361

ITEM 2(A) Name of Person Filing:

          1) MetLife Advisers, LLC

          2) Met Investors Series Trust

ITEM 2(B) Address of Principal Business Office or, if none, Residence:

          501 Boylston St
          Boston, MA 02116

ITEM 2(C) Citizenship:

          1) Delaware

          2) Delaware

ITEM 2(D) Title of Class of Securities:

          Common Stock, (the "Shares")

ITEM 2(E) CUSIP Number:

          482686102

ITEM 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c).

         (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [X] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e)  [X] An investment adviser in accordance with
                  (S)240.13d-1(b)(1)(ii)(E);

         (f)  [_] An employee benefit plan or endowment fund in accordance with
                  (S)240.13d-1(b)(1)(ii)(F);

         (g)  [_] A parent holding company or control person in accordance with
                  (S) 240.13d-1(b)(1)(ii)(G);

         (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

ITEM 4 OWNERSHIP

ITEM 4(A): Amount Beneficially Owned:

           2,967,430 shares

ITEM 4(B): Percent of Class:

           10.96%

ITEM 4(C): Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:

               None

          (ii) shared power to vote or to direct the vote:

               2,967,430

          (iii) sole power to dispose or to direct the disposition of:

               0

          (iv) shared power to dispose or to direct the disposition of:

               2,967,430

ITEM 5 Ownership of Five Percent or Less of a Class:

          Not Applicable.

ITEM 6 Ownership of More than Five Percent on Behalf of Another Person:

          Not Applicable.

ITEM 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

          Not Applicable.

ITEM 8 Identification and Classification of Members of the Group:

          Not Applicable.

ITEM 9 Notice of Dissolution of Group:

          Not Applicable.

ITEM 10 CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2010

MetLife Advisers, LLC


By: /s/ Richard C. Pearson
    -------------------------------
    Richard C. Pearson


Met Investors Series Trust


By: /s/ Richard C. Pearson
    -------------------------------
    Richard C. Pearson